                                                                EXHIBIT 99.2


                             SUMMARY OF VOTES CAST


On the record date for the 1994 annual meeting of shareholders of PNC
Bank Corp., the following shares of common stock and preferred stock (with the indicated voting rights) were outstanding and entitled to vote:


                                                     Number of
                                                      Shares          Voting
        Description             Voting Rights       Outstanding        Power
- --------------------------------------------------------------------------------
Common Stock                  One vote per share    234,789,558     234,789,558
                                                    ============================

Series A - $1.80 Cumulative   Eight votes per share      20,490         163,920
Convertible Preferred Stock

Series B - $1.80 Cumulative   Eight votes per share       9,297          74,376
Convertible Preferred Stock

Series C - $1.80 Cumulative   Four votes per 2.4        423,761         706,268*
Convertible Preferred Stock   shares

Series D - $1.80 Cumulative   Four votes per 2.4        522,650         871,083*
Convertible Preferred Stock   shares
                                                    ----------------------------

Total Preferred Stock                                   976,198       1,815,647*
                                                    ============================

__________________

*Greatest number possible; actual voting power is slightly less due to fractional shares. Each holder of preferred stock is entitled to a number of votes equal to the number of FULL shares of common stock into which such holder's preferred stock is convertible.

The results of the shareholder vote are set forth below:

1) ELECTION OF DIRECTORS

                                                           Negative/
        Nominees               Affirmative Votes         Withheld Votes
- -------------------------------------------------------------------------
  Robert N. Clay                  179,656,826               2,864,370
  William G. Copeland             179,665,061               2,856,135
  George A. Davidson, Jr.         179,760,708               2,760,488
  C. G. Grefenstette              179,725,751               2,795,445
  W. Craig McClelland             179,717,056               2,804,140
  Thomas Marshall                 179,674,467               2,846,729
  Donald I. Moritz                179,690,585               2,830,611
  Thomas H. O'Brien               179,673,425               2,847,771
  Jackson H. Randolph             179,751,003               2,770,193
  James E. Rohr                   179,716,440               2,804,756
  Roderic H. Ross                 179,716,074               2,805,122
  Vincent A. Sarni                179,221,343               3,299,853
  Richard P. Simmons              179,739,011               2,782,185
  Thomas J. Usher                 179,602,770               2,918,426
  Helge H. Wehmeier               179,634,963               2,886,233


2) PROPOSAL TO APPROVE THE PNC BANK CORP. 1994 ANNUAL INCENTIVE AWARD PLAN

                                                      Negative
      Description           Affirmative Votes           Votes        Abstentions
- --------------------------------------------------------------------------------
Common Stock                   168,991,947           10,991,275       1,580,381

Preferred Stock-Series A            66,256                2,832           1,824

Preferred Stock-Series B            26,248                   --              --

Preferred Stock-Series C           345,288               27,032           9,228

Preferred Stock-Series D           426,040               40,898          11,717
                            ----------------------------------------------------
             Totals            169,855,779           11,062,037       1,603,150
                            ====================================================